November 21, 2012

The Investment House Funds
11150 Santa Monica Boulevard
Suite 350
Los Angeles, California  90025

Re:  The Investment House Funds, File Nos. 333-71402 and 811-10529

Gentlemen:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement for The Investment House Funds (formerly The GKM Funds) (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 12 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP